Exhibit 99.1

NEWS RELEASE

Rick L. Catt, President	FOR IMMEDIATE RELEASE
And Chief Executive Officer	May 21, 2009
First Robinson Financial Corporation
501 East Main Street
Robinson, IL 62454

FIRST ROBINSON FINANCIAL CORPORATION
DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.80 per share.  This represents an increase of $0.05 per share, or 6.7%, over last year’s $0.75 per share.  The dividend will be payable on June 16, 2009 to shareholders of record on June 2, 2009.   Rick L. Catt, President and Chief Executive Officer, stated that “The Board of Directors is pleased to provide an increase in the dividends paid to our shareholders during these tough economic times.  We are also proud of the Company’s ability to pay an increased dividend each year since the Company’s formation in March 1997.”

The Company also announced earnings for the fiscal year ended March 31, 2009.  Net earnings for this fiscal year were $751,000 as compared to net earnings of $971,000 for the fiscal year ended March 31, 2008, a decrease of $220,000 or 22.7%.  Net interest income after provision for loan losses was $4,253,000 for the fiscal year ended March 31, 2009, compared to $3,995,000 for the year ending March 31, 2008, an increase of $258,000, or 6.5%.  Non-interest income was $1,708,000 for the year ended March 31, 2009, compared to $1,572,000 for the year ended March 31, 2008, an increase of $136,000, or 8.7%.  Non-interest expense was $4,879,000 for the year ended March 31, 2009, compared to $4,137,000 for the year ended March 31, 2008, an increase of $742,000 or 17.9%.   The increase in non-interest expense can be attributed to the establishment of a Trust Department and the establishment of a new branch in Vincennes, Indiana during the fiscal year ended March 31, 2009.

On July 25, 2008, the Company announced the extension of the expiration date of the Company’s stock repurchase program from September 17, 2008 to August 1, 2009, and increased by 22,000 shares the number of shares that could be repurchased in accordance with the authorization.  As of July 24, 2008, the Company had repurchased 20,108 shares of its common stock out of the 25,000 shares that had been previously authorized for repurchase on September 17, 2007.  As a result of those actions, the Company was authorized to repurchase 26,892 shares of common stock. The program will conclude the earlier of the repurchase of the authorized number of shares or August 1, 2009. The stock repurchase program may be carried out through open market purchases and in negotiated private transactions, from time to time, when deemed appropriate by management. Any repurchased shares will be held as treasury stock.  As of May 19, 2009, 22,782 shares had been purchased during this program.

As of March 31, 2009, the Company had assets of $164.6 million, liabilities of $152.3 million and stockholders’ equity of $12.3 million.  Through its banking subsidiary, the Company operates four full-service offices and one drive-up facility in Robinson, Oblong, and Palestine, Illinois and Vincennes, Indiana.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-KSB for the year ended March 31, 2008, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

5

SELECTED CONSOLIDATED FINANCIAL INFORMATION
FIRST ROBINSON FINANCIAL CORPORATION

	For the Year Ended
	March 31,
	2009	2008
	(In thousands, except per share data)
Operation Data:
	(Unaudited)	(Audited)

Total Interest Income	$7,605	$7,309

Total Interest Expense	3,132	3,139

Net Interest Income	4,473	4,170

Provision for Loan Losses	220	175

Net Interest Income After Provision	4,253	3,995

Total Non-Interest Income	1,708	1,572

Total Non-Interest Expense	4,879	4,137

Income Before Taxes	1,082	1,430

Provision for Income Taxes	331	459

Net Income	751	971

Basic Earnings per Share	$1.74	$2.16

Diluted Earnings per Share	$1.68	$2.06

Selected Ratios and Other Data:

Return on Average Assets	0.52%	0.81%

Return on Average Stockholders’ Equity	6.36%	8.37%

Average Assets	$144,244	$120,529

Average Stockholders’ Equity	11,815	11,606

Balance Sheet Data:

Total Assets	$164,628	$133,809

Total Liabilities	152,361	121,933

Stockholders’ Equity	12,267	11,876